Intermet Corporation
                          5445 Corporate Drive, Suite 200
                                Troy, MI 48098-2683
                               Phone: (810) 952-2500
                                Fax: (810) 952-2501

(INTERMET LOGO)

                                         December 23, 1996
                                         For IMMEDIATE Release
                                         Contact: James W. Rydel
                                         (810) 952-2500

Intermet Corporation Completes Tender Offer for Sudbury, Inc.

         DETROIT, MICHIGAN, December 23, 1996 - Intermet Corporation (NASDAQ:
INMT) announced today that the cash tender offer by its wholly-owned subsidiary, I M Acquisition Corp., for all the outstanding shares of common stock of Sudbury, Inc. for $12.50 per share expired at 12:00 midnight, New York City time, on Friday, December 20, 1996. As of that time, approximately 11,862,599 shares of Sudbury, Inc. had been tendered, representing approximately 95.4% of the issued and outstanding common stock of Sudbury. I M Acquisition Corp. has accepted for payment all shares which have been validly tendered prior to the expiration date and will make payment as promptly as practicable. Intermet expects to complete the acquisition through a merger on or about January 2, 1997.